Exhibits 10.2

HARRELL CORPORATE CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of May 5, 2016, by and between OptimizeRx Corporation, a Nevada corporation, with offices at 400 Water, Rochester, Michigan 48307 (“OptimizeRx”) and David Harrell (“Consultant”) (each a “Party” and collectively the “Parties”),

BACKGROUND

A. OptimizeRx is a technology solutions company targeting the healthcare industry.

B. Consultant has experience in all aspects of OptimizeRx, its business, technology, customer base and market as Founder and previous CEO.

C. The Parties are seeking to utilize the Consultant to support OptimizeRx management in developing effective strategies, partnerships and innovation that further accelerates growth.

In consideration of the mutual promises contained herein, the parties hereby agree as follows:

AGREEMENT

1.            Services

During the Consulting Period (defined below), the Consultant will assist OptimizeRx management in developing strategy, partnerships, alliances, and business opportunities (“Services”). The Consultant shall provide up to (at OptimizeRx’s election) 100 hours monthly to this effort and receive compensation under the provisions of this agreement.

2.            ENGAGEMENT

2.1 Subject to the terms and conditions of this Agreement, OptimizeRx hereby retains the Consultant as an independent consultant for a sixteen month period unless sooner terminated as provided herein (the "Consulting Period") beginning as of June 1, 2016 and ending September 30, 2017. Consultant’s primary contact at OptimizeRx shall be Will Febbo, Chief Executive Officer, or such other person or persons who may be appointed by OptimizeRx (the "OptimizeRx Representative"). The Services will be further defined on an ongoing basis by the OptimizeRx Representative. Without limitation, Consultant shall undertake such tasks, provide such reports and attend such meetings as the OptimizeRx Representative may reasonably request. Consultant shall be responsible for determining the method, details and means of performing the Services and shall consult with the OptimizeRx Representative on a regular basis about the nature, quality and direction of the Services. Consultant will decide where and when the Services are best performed. Consultant may not subcontract or delegate any of the Services without the prior consent of the OptimizeRx Representative.

2.2 The parties expressly acknowledge and agree that OptimizeRx is engaging the Consultant as an independent contractor. Consultant shall not have the right, power, or authority to bind OptimizeRx or to make any contract or other agreement or assume or create any obligation or liability, express or implied, on OptimizeRx’s behalf. Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by OptimizeRx to its employees.

2.3 In performing hereunder, Consultant shall comply with OptimizeRx policies and procedures and the reasonable instructions of the OptimizeRx Representative as well as all applicable laws, including the Foreign Corrupt Practices Act, the Health Insurance Portability and Accountability Act of 1996, and other federal and state laws regarding healthcare marketing and protection of personal information.

3.            COMPENSATION

3.1 During the Consulting Period, OptimizeRx shall pay Consultant a consulting fee of $15,000.00 per month payable under OptimizeRx’s normal payroll timeframes (“Consulting Fee”). OptimizeRx shall reimburse the Consultant on a monthly basis for pre-approved, reasonable and necessary expenses incurred by the Consultant on behalf of OptimizeRx in the performance of the Consultant’s duties during the Consulting Period (including but not limited to reasonable travel expenses) which are otherwise acceptable in accordance with OptimizeRx's standard expense reimbursement practices for its independent contractors and which have been approved in advance by the OptimizeRx Representative. Consultant shall submit expenses for reimbursement in writing with supporting receipts and documentation in accordance with the Internal Revenue Code and regulations or as otherwise required under OptimizeRx’s expense reimbursement procedures in effect from time to time.

3.2 In the event OptimizeRx achieves or exceeds the annual total revenues and net income (loss) in 2016 that are set forth in its 2016 annual budget approved by the Board of Directors in March, 2016 OptimizeRx shall pay the Consultant a bonus of $27,000. In the event OptimizeRx achieves or exceeds the total annual revenues and net income (loss) in 2017 that are set forth in the 2017 annual budget approved by the Board of Directors, OptimizeRx shall pay the Consultant a bonus of $27,000. If Consultant is not privy to the 2017 annual budget because he is no longer a member of the Board of Directors, OptimizeRx will provide that portion of the 2017 annual budget pertaining to total annual revenues and net income (loss) goals in 2017, provided Consultant signs a non-disclosure agreement. No bonuses shall be due for a year in which the total annual revenues and net income (loss) are not achieved.

3.3. OptimizeRx shall pay Consultant a lump sum of $9,664 as an allowance for Consultant to purchase individual healthcare coverage. The Parties agree that this allowance will be sufficient to allow the Consultant to purchase his own individual healthcare coverage for a period of seven months. Consultant will be responsible for acquiring the coverage and to pay for any charges incurred to upgrade that coverage. This allowance is a one-time payment and will not reoccur on any renewal of the Consulting Period.

2

4.            PRICING

Under this Agreement the product prices for services offered by OptimizeRx shall be determined by OptimizeRx, although insight by the Consultant will be considered. OptimizeRx shall approve all proposals prior to being submitted to prospects and clients.

5.            TERM AND TERMINATION

5.1 If both parties so agree in writing, the Consulting Period may be renewed on a month-to-month basis, beginning on October 1, 2017. Otherwise it shall terminate on September 30, 2017.

5.2 Either party may terminate this Agreement for cause, effective immediately upon written notice to the other, in the event that the other a) breaches any of the terms, representations, warranties or conditions of this Agreement and fails to cure same within fifteen (15) days of notice thereof or b) engages in any illegal activity, reckless behavior or fraud. If this agreement is terminated by OptimizeRx for cause, no bonus under Section 3.2 shall be due for the year in which such termination occurs or any subsequent year. If this agreement is terminated by Consultant for cause, the remainder of total amount of 18 month of service will be due to Consulting.

5.3 Provisions of this agreement that by their nature should reasonably survive its termination shall so survive including without limitation Sections 7 and 9.

6.            Confidentiality, Invention Assignment and Non-Compete

As a condition of this Agreement, the Consultant will execute and deliver to OptimizeRx the Consultant Confidentiality, Invention Assignment and Non-Compete Agreement, attached as attachment A the terms of which are incorporated herein by reference. Any breach thereof shall constitute a material breach hereof. Any breach thereof shall constitute a material breach hereof. Any breach by Employee of the Separation Agreement And Release dated May 5, 2016 between Employee and Company including the non-disparagement provisions thereof, shall constitute a material breach hereof.

7.            Independent Contractor; Payment of Taxes

The Consultant is not a partner, agent employee or joint venture of the OptimizeRx. The Consultant is and shall be deemed an independent contractor, and shall be solely responsible for and pay when due all estimated tax, withholding, social security, disability, unemployment, self-employment and other taxes imposed on the Consultant by the U.S. government or any other domestic or non-domestic, federal, state, or local tax jurisdiction. OptimizeRx will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker's compensation insurance on behalf of Consultant. Consultant shall be responsible for, and shall indemnify OptimizeRx against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by Consultant in connection with the performance of the Services will be Consultant’s employees or contractors and Consultant shall be fully responsible for them and indemnify OptimizeRx against any claims made by or on behalf of any such employee or contractors.

3

8.            Governing Law and Venue

This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan, without regard to its conflict of law principles or the United Nations Convention on the International Sale of Goods. All disputes arising out of this Agreement shall be exclusively resolved by a court of competent jurisdiction in the State of Michigan. Each party expressly consents to the jurisdiction of the courts of the State of Michigan and the Federal District Court for the District of Detroit, and waives any objections or right as to the forum non-conveniens, lack of personal jurisdiction or similar grounds.

9.            INDEMNIFICATION

Consultant shall indemnify, defend and hold harmless OptimizeRx and its employees, agents and affiliated entities against any claim, damage or liability, including reasonable defense costs that may result from any third party claim caused by a breach of this Agreement by, or the negligence or willful misconduct of, Consultant; provided that the indemnity hereunder shall not be applicable to the extent such damages are proximately caused by the breach, negligence or willful misconduct of the Company.

OptimizeRx shall indemnify, defend and hold harmless Consultant, agents and affiliated entities against any claim, damage or liability, including reasonable defense costs that may result from any third party claim caused by a breach of this Agreement by, or the negligence or willful misconduct of OptimizeRx; provided that the indemnity hereunder shall not be applicable to the extent such damages are proximately caused by the breach, negligence or willful misconduct of the Consultant.

10.          Miscellaneous

10.1    Notices. Any notice or other communication to be given hereunder will be in writing and given by express receipted courier or overnight mail, postpaid registered or certified mail return receipt requested, or electronic mail (with a copy concurrently mailed as set forth above). The date of receipt shall be deemed the date on which such notice is given. Notice hereunder will be directed to a Party at the address for such Party set forth in the first paragraph of this Agreement or such other address of which a Party provides notice thereof.

10.2     Assignment. Neither Party will transfer or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party. Any purported transfer, assignment or delegation by either Party without the appropriate prior written approval will be null and void and of no force or effect.

4

10.3    Headings. Sections, titles or captions in no way define, limit, extend or describe the scope of this Agreement nor the intent of any of its provisions.

10.4    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

10.5    Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and/or contemporaneous agreements or understandings, written or oral, between the parties with respect to the subject matter hereof.

10.6    Amendment. This Agreement may not be amended or modified by the parties in any manner, except by an instrument in writing signed on behalf of each of the Parties to which such amendment or modification applies by a duly authorized officer or Consultant.

10.7    Waiver. Any of the provisions of this Agreement may be waived by the Party entitled to the benefit thereof. Neither Party will be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving Party, and then only to the extent specifically set forth in such writing. A waiver with reference to one event will not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

10.8    Force Majeure. Except for the obligation to pay amounts when due hereunder, neither party shall be responsible for failure to perform the terms of this Agreement when performance is prevented by force majeure provided that: (1) notice and reasonably full details of the force majeure are given to the other party; and (2) that the effects of such force majeure are mitigated so far as possible with commercially reasonable efforts. The term “force majeure” shall mean acts of God, earthquakes, fire, flood, war, civil disturbances, governmentally imposed rules, regulations or moratoriums, or any similar causes not within the reasonable control of either party which through the exercise of due diligence, a party is unable to foresee or mitigate. In no event shall the term force majeure include normal or reasonably foreseeable or reasonably avoidable operational delays.

10.9    Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if both parties hereto had signed the same document. All counterparts will be construed together and will constitute one agreement.

5

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or Consultant on the day first written above.

OPTIMIZERX CORPORATION

By:	/s/ Douglas Baker
Name:	Douglas Baker
Title:	Chief Financial Officer

David Harrell

/s/ David Harrell

6

Attachment A

Confidentiality, Invention Assignment and Non-Compete Agreement